Exhibit 17

FIFTH AMENDMENT

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

ANDERSON BAMM HOLDINGS, LLC

THIS FIFTH AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) of ANDERSON BAMM HOLDINGS, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of October 15, 2014, by and among Charles C. Anderson; Joel R. Anderson; Charles C. Anderson, Jr.; Terry C. Anderson; and Clyde B. Anderson (collectively, the “Board of Directors”) to adopt the resolutions and actions set forth below, with the same effect as if they had been duly approved at a meeting of the Board of Directors held on October 15, 2014:

WHEREAS, the Members of the Company have previously entered into that certain Limited Liability Company Agreement of the Company dated as of April 9, 2007, as amended by that certain First Amendment to the Limited Liability Company Agreement of the Company dated as of March 19, 2010, that certain Second Amendment to the Limited Liability Company Agreement of the Company dated as of March 13, 2012, that certain Third Amendment to the Limited Liability Company Agreement of the Company dated as of July 16, 2012, and that certain Fourth Amendment to the Limited Liability Company Agreement of the Company dated as of April 10, 2014 (together, the “LLC Agreement”); and

WHEREAS, the Company has been informed that, pursuant to Membership Interest Purchase Agreements dated as of October 10, 2014, the 35.58% Interest in the Company held by Charles C. Anderson has been transferred to other Members of the Company as follows: Clyde B. Anderson (19.02%); Terry C. Anderson (5.52%); Harold M. Anderson (5.52%); and Charles C. Anderson, Jr. (5.52%) (collectively, the “Transfers”); and

WHEREAS, each of the Transfers is deemed to be a Permitted Transfer, as set forth in Section 12.4 of the LLC Agreement; and

WHEREAS, pursuant to Article 3 of the LLC Agreement, the Board of Directors wishes to amend Exhibit A of the LLC Agreement to reflect the current ownership of the Company as a result of the Transfers.

NOW, THEREFORE, BE IT RESOLVED that the following be adopted:

1. Terminology. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the LLC Agreement.

2. Amendment to the LLC Agreement. The Board of Directors hereby adopts and consents to the amendment of the LLC Agreement pursuant to which Exhibit A of the LLC Agreement will be replaced with Exhibit A attached hereto to reflect the current ownership of the Company, and further agrees that it and the Members shall be fully bound by, and subject to, all of the covenants, terms and conditions of the LLC Agreement as it is now written.

3. Successors and Assigns. Except as otherwise provided herein, this Amendment shall bind and inure to the benefit of and be enforceable by (a) the Company and its successors and assigns, (b) the Board of Directors and (c) the Members and any subsequent holders of their interests.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute only one Amendment. The exchange of copies of this Amendment and of signature pages by facsimile transmission or electronic copies (such as .pdf copies) shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be the original signatures for all purposes.

(signature page follows)

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above, waiving all notice requirements, whether provided for by statute or otherwise.

Board of Directors:

/s/ Charles C. Anderson
Charles C. Anderson

/s/ Joel R. Anderson
Joel R. Anderson

/s/ Charles C. Anderson, Jr.
Charles C. Anderson, Jr.

/s/ Terry C. Anderson
Terry C. Anderson

/s/ Clyde B. Anderson
Clyde B. Anderson

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EXHIBIT A

AS AMENDED OCTOBER 15, 2014

INDIVIDUAL SHAREHOLDER MEMBER	BAMM SHARES UNDERLYING INTEREST	% OWNERSHIP IN ABH, LLC
Hilda B. Anderson 201 South Court Street, Suite 610 Florence, AL 35630	2,000	0.13%

Joel R. Anderson 202 North Court Street Florence, AL 35630	200,000	13.22%

Clyde B. Anderson 2801 Highway 280 South, Suite 350 Birmingham, AL 35223	734,893	48.56%

Terrence C. Anderson 4511 Helton Drive Florence, AL 35630	197,285	13.04%

Harold M. Anderson 3101 Clairmont Road, Suite C Atlanta, GA 30329	183,467	12.12%

Charles C. Anderson, Jr. 265 Brookview Town Centre Way, Suite 501 Knoxville, TN 37919	151,788	10.03%

Charles C. Anderson, III 4339 Northcrest Road Dallas, TX 75229	7,931	0.52%

Hayley Anderson Milam 201 South Court Street, Suite 610 Florence, AL 35630	6,345	0.42%

A-1

INDIVIDUAL SHAREHOLDER MEMBER	BAMM SHARES UNDERLYING INTEREST	% OWNERSHIP IN ABH, LLC
Lauren A. Anderson Irrevocable Trust 201 South Court Street, Suite 610 Florence, AL 35630	6,345	0.42%

Olivia Barbour Anderson 1995 Trust 201 South Court Street, Suite 610 Florence, AL 35630	400	0.03%

Alexandra Ruth Anderson Irrevocable Trust 201 South Court Street, Suite 610 Florence, AL 35630	400	0.03%

First Anderson Grandchildren’s Trust FBO Charles C. Anderson, III 201 South Court Street, Suite 610 Florence, AL 35630	2,806	0.19%

First Anderson Grandchildren’s Trust FBO Hayley E. Anderson 201 South Court Street, Suite 610 Florence, AL 35630	2,806	0.19%

First Anderson Grandchildren’s Trust FBO Lauren A. Anderson 201 South Court Street, Suite 610 Florence, AL 35630	2,806	0.19%

Sixth Anderson Grandchildren’s Trust FBO Bentley B. Anderson 201 South Court Street, Suite 610 Florence, AL 35630	2,806	0.19%

Fourth Anderson Grandchildren’s Trust FBO Carson C. Anderson 201 South Court Street, Suite 610 Florence, AL 35630	2,806	0.19%

A-2

INDIVIDUAL SHAREHOLDER MEMBER	BAMM SHARES UNDERLYING INTEREST	% OWNERSHIP IN ABH, LLC
Second Anderson Grandchildren’s Trust FBO Alexandra R. Anderson 201 South Court Street, Suite 610 Florence, AL 35630	2,806	0.19%

Fifth Anderson Grandchildren’s Trust FBO Harold M. Anderson 201 South Court Street, Suite 610 Florence, AL 35630	2,806	0.19%

Third Anderson Grandchildren’s Trust FBO Taylor C. Anderson 201 South Court Street, Suite 610 Florence, AL 35630	2,806	0.19%

TOTAL SHARES	1,513,302	100.00%

A-3